UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2025

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Barings Private Credit Corporation
(Exact name of registrant as specified in its charter)
 _________________________________________________________

Maryland	814-01397	86-3780522
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 South Tryon Street, Suite 2500 Charlotte, North Carolina		28202
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (704) 805-7200
N/A
(Former name or former address, if changed since last report.)
_________________________________________________________
Securities registered pursuant to Section 12(b) of the Act: None.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On August 1, 2025, Barings Private Credit Corporation (“Company”), through its wholly-owned subsidiary, BPCC Senior Finance I, LLC (“BPCC Senior Finance”), as borrower, entered into a credit agreement (the “BANA SPV Credit Agreement”) with Bank of America, N.A. (“BANA”), as administrative agent, sole lead arranger and sole book manager, U.S. Bank Trust Company, National Association, as collateral custodian, and the lenders party thereto, which provides BPCC Senior Finance with a revolving credit facility (the “BANA SPV Credit Facility”). The Company serves as collateral manager under the BANA SPV Credit Facility. The initial maximum amount of borrowings available under the BANA SPV Credit Facility is $250 million, with an accordion provision permitting increases to a maximum facility amount of up to $400 million.
Borrowings under the BANA SPV Credit Facility initially bear interest at a per annum rate equal to, in the case of dollar advances, Term SOFR, and in the case of foreign currency advances, the applicable benchmark in effect for such currency, plus, in each case, an applicable margin of 1.50%. Commencing on February 1, 2026, BPCC Senior Finance will pay an unused fee of (a) 1.00% per annum for the unused facility amount up to 65% of the maximum committed facility size and (b) 0.50% per annum for any remaining unused facility amount.
Borrowings under the BANA SPV Credit Facility are subject to compliance with borrowing base requirements, pursuant to which the amount of funds advanced by the lenders to BPCC Senior Finance varies depending upon the types of assets in BPCC Senior Finance’s portfolio. Assets must meet certain eligibility criteria in order to be included in the borrowing base, and the borrowing base is subject to certain portfolio restrictions including investment size, sector concentrations and investment type.
The period during which BPCC Senior Finance may borrow under the BANA SPV Credit Facility expires on August 1, 2028, and the BANA SPV Credit Facility will mature and all amounts outstanding thereunder must be repaid by August 1, 2030.
BPCC Senior Finance’s obligations to the lenders under the BANA SPV Credit Facility are secured by a first priority security interest in all of BPCC Senior Finance’s portfolio investments and cash. The obligations of BPCC Senior Finance under the BANA SPV Credit Facility are non-recourse to the Company, and the Company’s exposure under the BANA SPV Credit Facility is limited to the value of the Company’s investment in BPCC Senior Finance.
In connection with the BANA SPV Credit Facility, BPCC Senior Finance has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The BANA SPV Credit Facility contains customary events of default for similar financing transactions, including if a change of control of BPCC Senior Finance occurs. Upon the occurrence and during the continuation of an event of default, BANA may declare the outstanding advances and all other obligations under the BANA SPV Credit Facility immediately due and payable. The occurrence of an event of default (as described above) triggers a requirement that BPCC Senior Finance obtain the consent of BANA prior to entering into any sale or disposition with respect to BPCC Senior Finance’s portfolio investments.
The foregoing description is only a summary of the material provisions of the BANA SPV Credit Agreement and is qualified in its entirety by reference to a copy of the BANA SPV Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Credit Agreement, dated as of August 1, 2025, by and among BPCC Senior Finance I, LLC, as borrower, Bank of America, N.A., as administrative agent, sole lead arranger and sole book manager, Barings Private Credit Corporation, as collateral manager, U.S. Bank Trust Company, National Association, as collateral custodian, and the lenders party thereto*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Certain exhibits and/or schedules have been omitted in accordance with Item 601 of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon its request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Barings Private Credit Corporation

Date: August 5, 2025	By:	/s/ Elizabeth A. Murray
Elizabeth A. Murray
Chief Financial Officer and Chief Operating Officer